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                                                                                                          Exhibit 11(a)

                   AMERICAN LIFE GROUP, INC. AND SUBSIDIARIES

                 COMPUTATION OF EARNINGS PER SHARE - PRIMARY (a)

                  (Dollars in millions, except per share data)



                                                                       Three months       Nine months
                                                       Year ended          ended             ended        Year ended
                                                      December 31,     December 31,      September 30,   December 31,
                                                          1995             1994              1994            1993
                                                          ----             ----              ----            ----

Weighted average primary shares outstanding........    11,487,000        11,299,000       6,766,000         6,784,000

Net effect of exercisable stock options............            -                 -          334,000           377,000
                                                      -----------       -----------      ----------       -----------

Weighted average primary shares outstanding........    11,487,000        11,299,000       7,100,000         7,161,000
                                                       ==========       ===========      ==========      ============

Net income for primary earnings per share:

Net income as reported.............................         $71.1              $5.2            $5.2             $37.3

Dividend requirements on
   Series Preferred Stock $1 Par...................           7.7               1.9             1.1               1.6
                                                            -----              ----            ----            ------

Net income for primary earnings per share..........         $63.4              $3.3            $4.1             $35.7
                                                            =====              ====            ====             =====

Net income per primary common share................         $5.52              $.30            $.58             $4.98
                                                            =====              ====            ====             =====

(a) The number of shares and per share amounts have been restated to give retroactive effect to: (i) the August 8, 1995 one-for-two stock split, and
      (ii) the 5 percent stock dividend paid in December 1993.

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